UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

Nuveen Equity Premium & Growth Fund

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Nuveen Announces Equity Option Closed-End Fund Restructuring

•	Proposals Intended to Simplify Suite of Funds and Narrow Discounts

•	Fund Mergers Offer Ongoing Fee and Expense Savings

•	Investor Q&A Available on Nuveen’s Closed-End Fund Website

CHICAGO, May 1, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced a series of proposals designed to simplify and enhance the appeal of its suite of equity option closed-end funds. The proposed restructuring, if approved, will create a series of scaled, unleveraged funds, each offering shareholders a choice of underlying equity index exposure (S&P 500, Dow 30 or Nasdaq 100) along with an option overlay strategy that seeks to provide participation in the returns of the respective indices but with less expected volatility and a measure of downside protection over time.

The funds involved are:

•	Nuveen Equity Premium Income Fund (JPZ);

•	Nuveen Equity Premium and Growth Fund (JPG);

•	Nuveen Equity Premium Opportunity Fund (JSN);

•	Nuveen Equity Premium Advantage Fund (JLA);

•	Dow 30 SM Premium & Dividend Income Fund Inc. (DPD);

•	Dow 30 SM Enhanced Premium & Income Fund Inc. (DPO); and

•	NASDAQ Premium Income & Growth Fund Inc. (QQQX).

Detailed information on the proposals will be contained in solicitation materials to be mailed to shareholders over the summer. Until that time, investors and financial advisers seeking additional information should refer to the Question and Answer document available on Nuveen’s Closed-End Fund website at http://www.nuveen.com/Home/Documents/Default.aspx?fileId=62591.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities, LLC., a subsidiary of Nuveen Investments, Inc. In total, Nuveen Investments managed approximately $221 billion as of December 31, 2013. For more information, please visit the Nuveen Investments website at www.nuveen.com.

Forward-Looking Statements

Certain statements made herein are forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to:

•	market developments;

•	legal and regulatory developments;

•	the ability to satisfy conditions to the proposed fund restructuring; and

•	other additional risks and uncertainties.

Nuveen and the closed-end funds managed by Nuveen Fund Advisors and its affiliates undertake no responsibility to update publicly or revise any forward-looking statements.

The Annual and Semi-Annual Reports and other regulatory filings of Nuveen closed-end funds with the Securities and Exchange Commission (“SEC”) are accessible on the SEC’s web site at www.sec.gov and on Nuveen`s web site at www.nuveen.com/cef and may discuss the above-mentioned or other factors that affect Nuveen closed-end funds. The information contained on our web site is not a part of this document.

Important Information

In connection with the proposed fund restructuring discussed herein, the funds expect to file with the SEC solicitation materials in the form of proxy statements and/or joint proxy statement/prospectuses that will be included in registration statements on Form N-14, as applicable. Investors are urged to read the solicitation materials and any other relevant documents when they become available because they will contain important information about the proposed fund restructuring. After they are filed, free copies of the solicitation materials will be available on the SEC’s web site at www.sec.gov.

This communication is not a solicitation of a proxy from any fund shareholder and does not constitute an offer of any securities for sale. No offer of securities will be made will be made except pursuant to a prospectus meeting the requirements of Section 10 of the Securities Act of 1933. However, the funds, Nuveen Fund Advisors and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the proposed fund restructuring discussed herein. Information about the directors/trustees and officers of the funds may be found in their respective Annual Reports and annual proxy statements previously filed with the SEC.

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